FOR IMMEDIATE RELEASE

Kingstone Letter from the CEO: Additional Detail for 2024 and 2025 Financial Guidance

Kingston, NY — November 19, 2024 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, today issued a Letter to Shareholders from Meryl Golden, Chief Executive Officer.

Dear Fellow Investors:

Last week, all of us at Kingstone were thrilled and proud to report record profitability and growth for the third quarter ended September 30, 2024, including the highest level of income since Kingstone Insurance Company was acquired by Kingstone Companies in 2009, coupled with record-breaking premiums written. We are happy now to provide additional details with respect to guidance and debt repayment.

Guidance

As previously announced, net income per share for 2024 and 2025 are expected to increase significantly, and we have raised our guidance for the last three consecutive quarters. Beginning with the second quarter of 2024, we began providing guidance using basic shares and followed that practice in the third quarter of 2024. We are providing additional context to net income per share guidance by disclosing these metrics, using both basic *and* fully diluted share counts, and will disclose both metrics going forward. Other than the inclusion of guidance as to net income per share – diluted, the below guidance is the same as what was included in last week’s earnings press release.

Guidance Metrics	**2024E**	**2025E**
Core Business[1] direct premiums written growth[2]	25% to 35%	15% to 25%
Combined ratio	79% to 83%	82% to 86%
Net income per share – basic	\$1.40 to \$1.70	\$1.60 to \$2.00
Net income per share – diluted	\$1.30 to \$1.60	\$1.45 to \$1.85
Return on equity	32% to 26%	24% to 32%

[1]Kingstone refers to New York business as its “Core” business and business outside of New York as its “Non-Core” business.

[2]Core direct premiums written is not based on GAAP. Direct premiums written represent the total premiums charged on policies issued by the Company during the respective fiscal period. Net premiums earned is the most directly comparable GAAP measure to direct premiums written. -

The following reflects the impact of dilution to total shares outstanding for the nine months ended September 30, 2024 and full-year 2024/2025 guidance:

Common Stock Metrics *(shares in millions)*	**Nine Months Ended September 30, 2024**	**2024E**	**2025E**
Weighted average shares outstanding – basic	11.1	11.6	12.5
Weighted average shares outstanding – diluted	12.3	12.3	13.4
Total shares outstanding as of end of period – basic	12.3	12.4	12.6
Total shares outstanding as of end of period – diluted	13.8	13.8	14.0
All changes to total shares outstanding – basic and diluted assumed for 2024 and 2025 are primarily from the vesting of restricted shares pursuant to arrangements currently in effect and do not reflect any increases that may result from stock issuances in capital-raising transactions.			

Debt

The Kingstone holding company only has two sources of cash that can be used to pay its expenses and repay its debt: the issuance of stock or dividends/surplus contributions from our insurance company subsidiary. During the third quarter of 2024, we reduced our debt by $10 million, using $5 million in surplus from the insurance company (as a condition of the 2024 Note Exchange Agreement) and by making optional prepayments totaling $5 million of cash from stock issuances. Given the $5 million optional prepayment of principal, the Company's mandatory prepayment of principal obligation per the 2024 Note Exchange Agreement has been reduced to $1 million for 2025. Additionally, the optional prepayments resulted in $0.7 million savings in annual interest expense and have increased both basic and diluted projected net income per share by $0.01 for 2024 and by $0.04 for 2025.

In closing, I want to emphasize that we are dedicated to transparency and open communication with our shareholders, and appreciate your continued support and shared commitment to enhancing shareholder value.

Respectfully,

Meryl Golden
Chief Executive Officer

Disclaimer and Forward-Looking Statements

The guidance provided above is based on information available as of November 19, 2024 and management's review of the anticipated financial results for 2024 and 2025. Such guidance remains subject to change based on management's ongoing review of the Company's 2024 and 2025 results and is a forward-looking statement (see below). Kingstone assumes no obligation to update this guidance. The actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in Kingstone's annual and quarterly filings with the Securities and Exchange Commission.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023.

The risks and uncertainties include, without limitation, the following:

- *the risk of significant losses from catastrophes and severe weather events;*
- *risks related to the lack of a financial strength rating from A.M. Best;*
- *risks related to our indebtedness due on June 30, 2026, including due to the need to comply with certain financial covenants and limitations on the ability of our insurance subsidiary to pay dividends to us;*
- *adverse capital, credit and financial market conditions;*
- *the unavailability of reinsurance at current levels and prices;*
- *the exposure to greater net insurance losses in the event of reduced reliance on reinsurance;*
- *the credit risk of our reinsurers;*
- *the inability to maintain the requisite amount of risk-based capital needed to grow our business;*
- *the effects of climate change on the frequency or severity of weather events and wildfires;*
- *risks related to the limited market area of our business;*
- *risks related to a concentration of business in a limited number of producers;*
- *legislative and regulatory changes, including changes in insurance laws and regulations and their application by our regulators;*
- *limitations with regard to our ability to pay dividends;*
- *the effects of competition in our market areas;*
- *our reliance on certain key personnel;*
- *risks related to security breaches or other attacks involving our computer systems or those of our vendors; and*
- *our reliance on information technology and information systems.*

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York, and in 2023 was the 15th largest writer of homeowners insurance in New York. KICO is

also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@equityny.com